Exhibit 10.3

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE DISCLOSURE OF THAT INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

Via email ([***])

Paul Ohls
[***]
[***]

Re: Transition, Separation and Release of Claims

Dear Paul:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Sprinklr, Inc. (“Sprinklr” or the “Company”), is offering to aid in your transition and separation of employment.

1.Continued Employment. Provided that you timely execute this Agreement and allow it to become effective by its terms, then your employment with Sprinklr will terminate on March 16, 2024, which will become your employment termination date (the “Separation Date”), unless either you or Sprinklr terminates your employment sooner as provided in Section 2. If termination occurs earlier than March 16, 2024, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.

2.Transition Period.

a.Duties. Between the date of this Agreement and the Separation Date (the “Transition Period”), your title will be “Advisor” and you will transition your duties and responsibilities, be available as needed to ensure a smooth ramp up and transition of other Sprinklr personnel to replace your prior position, and provide services to Sprinklr in any area of your expertise as requested by the Chief Executive Officer of the Company (the “CEO”) to whom you will report. You will not be expected to attend meetings or otherwise engage in the day-to-day business of the Company, unless specifically requested, and you will be allowed a reasonable amount of time to pursue outside professional opportunities. You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of Sprinklr’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr, including,
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without limitation, the confidentiality obligations under your Contract of Employment and accompanying nondisclosure agreement dated September 23, 2022 (the “Employment Contract”), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
b.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr regular payroll practices) and will remain eligible to participate in Sprinklr benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.
c.Termination. As part of this Agreement, Sprinklr agrees that it will not terminate your employment other than for Cause (as defined herein) before March 16, 2024. During the Transition Period you are entitled to resign your employment for any reason with immediate effect. If prior to March 16, 2024, Sprinklr terminates your employment with Cause or you resign your employment, then you will not be entitled to any further compensation or benefits, including without limitation, the Severance Benefits defined below. For purposes of this Agreement, “Cause” for termination during the Transition Period is as defined under Sprinklr’s Severance and Change in Control Plan. For the avoidance of doubt, your employment is at-will, and nothing in this Agreement alters the at-will nature of your employment relationship with the Company.
d.Other Work Activities / Non-Competition. Throughout the Transition Period, you shall be legally employed by Sprinklr until and including the Separation Date. You may engage in employment, consulting, or other work relationships in addition to your work for Sprinklr, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will not obtain employment with or perform competitive work for any business entity or engage in any other work activity that is competitive with Sprinklr.
e.Acknowledgement regarding Notice Period. You represent, acknowledge, and agree that the Transition Period terms, and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr to provide you with advance notice of your employment termination, whether under the Employment Contract or otherwise.

3.Final Pay. On the Separation Date, Sprinklr will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with Sprinklr’s non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday, or paid time off for which you are entitled to payment.

4.Severance Benefits. If you (i) timely return this fully signed Agreement to Sprinklr and allow it to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); (iii) remain employed with Sprinklr and perform the Transition Period services as set forth above through March 16, 2024, and (iv) after March 16, 2024 and on or before March 22, 2024, execute and return to Sprinklr the release of claims in the form attached hereto as Exhibit A (the “Separation Date Release”), then Sprinklr will provide you the following as your sole severance benefits (the “Severance Benefits”):

a.Base Salary Severance. Sprinklr will pay you an amount equal to 75% of your annual base salary rate in effect as of the Separation Date (in the total amount of USD $328,421.34, payable in a lump sum in the Company’s usual payroll cycle which is not less than sixty days following the Separation Date (but in no event earlier than the Release Effective Date (as defined in the Separation Date Release)).
b.Target Bonus Severance. In keeping with the Company’s discretionary annual corporate bonus plan, Sprinklr will pay you i) for Fiscal Year 2024, an amount equal to USD $152,745.62, based on the specific bonus allocation for participants on the Executive Leadership Team as determined under the corporate bonus plan; and ii) for Fiscal Year 2025, an amount equal to USD $48,588.36, which is your prorated target annual bonus based upon the number of days you were employed by Sprinklr during such year.  Payments will be paid in a lump sum, less withholdings, and deductions, on or before the Company’s usual payroll cycle which is not less than sixty days following the Separation Date (but in no event earlier than the effective date of the Separation Date Release).
c.Health Insurance. Your active participation in Sprinklr’s group health insurance plan(s), if any, will end on March 31, 2024. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on March 31, 2024. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA or a state law equivalent, you must pay the full premium cost plus the administrative fee. You will receive benefits continuation notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.
Provided that you timely elects COBRA coverage, and accepts this Agreement and it becomes effective by its terms, the Company will make a payment equivalent to the employer and the employee portion of your healthcare continuation payment for you and your qualified dependents for any benefits elected at the time of your separation under COBRA for three (3) months (the “COBRA Subsidy Period”). You will be responsible for paying the employee portion at the same rate as paid for coverage by active employees for the duration of the COBRA Subsidy Period. You will be responsible for paying the entire healthcare continuation payment for the duration of your enrollment in COBRA following the COBRA Subsidy Period. You understand and acknowledge that if you elect COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity to obtain possibly less expensive coverage through the Marketplace may not be available until the following January.
d.Tax Treatment. You will be responsible for all taxes with respect to the Severance Benefits and any other aspect of this Agreement, and you agree to indemnify, hold harmless and defend Sprinklr from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement.

5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance and Change in Control Plan adopted by the Company and applicable to you, effective May 1, 2019, your Employment Contract, any other offer letter agreement or employment agreement between you and Sprinklr, or otherwise; to the extent this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished. For the avoidance of doubt, your participation in any equity plans will be governed by the terms of those plans.

6.No Consideration Absent Execution of this Agreement/Time for Execution. You understand and agree that you would not receive the Transition Period and Severance Benefits specified in herein without your execution of this Agreement and fulfillment of the promises contained herein. You have 21 days to consider this Agreement. If not executed and returned to Sprinklr within 21 days, this Agreement will no longer be valid. This Agreement shall not become effective until the eighth (8th) day after you sign, and do not revoke, this Agreement (“Effective Date”). No payments due to you as Severance Benefits under this Agreement shall be made or begin before the Effective Date.

7.General Release, Claims Not Released, and Related Provisions.

a.General Release of All Claims. You knowingly and voluntarily release and forever discharge Sprinklr, Inc. and its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below); the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Texas Commission on Human Rights Act, Tex. Lab. Code Ch. 21; Texas Payday Act, Tex. Lab. Code Ann Ch. 61; Texas Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, Tex. Lab. Code Ann. §451.001 et seq.; Texas Genetic Testing Law, Tex. Lab. Code Ann. §21.401 et seq.; Any other provision of the Texas Labor Code; Texas Health and Safety Code; Texas Civil Practices and Remedies Code Ann. Ch. 38 and Ch. 122; Texas Leave Laws;

Austin AIDS-Based Discrimination Ordinance, §7-4-120; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

c.Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under Sprinklr’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and (e) challenge the validity of this Agreement.

d.Protected Activity. Notwithstanding any provision in this Agreement (including any exhibits) to the contrary, nothing herein shall prevent or prohibit you from: (a) disclosing the fact or terms of this Agreement as part of any government investigation; (b) filing a charge, complaint, or report with, or otherwise communicating with, providing information to, cooperating with, or participating in any investigation or proceeding by or before any federal, state or local government agency or commission; or (c) making truthful statements or disclosures about alleged unlawful discrimination, harassment, retaliation, or other activity. While this Agreement does not limit your right to receive an award for information provided to the United States Securities and Exchange Commission or the Occupational Safety and Health Administration, you otherwise waive, to the fullest extent permitted by law, any and all rights you may have to individual monetary relief or other individual remedies based on any claims that you have released and any rights you have waived by signing this Agreement.

e.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Sprinklr or any other Releasee identified in this Agreement is a party.

8.Acknowledgments and Affirmations. In signing this Agreement, you make the following affirmations:

You have not filed, caused to be filed, or presently is a party to any claim against Sprinklr;
You have been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement;
You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
You have no known workplace injuries or occupational diseases;
You have not divulged any proprietary or confidential information of Sprinklr and will continue to maintain the confidentiality of such information consistent with Sprinklr’s policies and your agreement(s) with Sprinklr and/or common law;

You have not been retaliated against for reporting any allegations of wrongdoing by Sprinklr or its officers, including any allegations of corporate fraud; and
You affirm that all Sprinklr’s decisions regarding your pay and benefits through your Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

9.Confidential Information. You agree that at all times during the term of your employment, and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the CEO or the CEO’s designee, any Confidential

Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists or prospect lists in any form, pricing information, business plans, financial information or other subject matter pertaining to any business of the Company or any of its prospects, clients, customers, consultants or licensees, in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include (i) information which is at the time of disclosure, or which subsequently becomes through no fault of yours, generally available to the public; (ii) information which you received from third parties who were not under any direct or indirect obligation of confidentiality; and (iii) information which the Company has disclosed to third parties without any obligation of confidentiality.
10.Nondisparagement. You agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Sprinklr agrees to instruct the Company’s current Executive Leadership Team not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this paragraph, either you or Sprinklr (including each of Sprinklr’s current Executive Leadership Team individually) may respond accurately and fully to any question, inquiry, or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

11.Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state, or local government agency. You affirm that you have returned all Sprinklr’s property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all your property that you had at Sprinklr’s premises and that Sprinklr is not in possession of any of your property.

12.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

13.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of Texas without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

15.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

16.Confirmation of Prior Agreement. You acknowledge, reaffirm, and agree to comply with your obligations under the Non-Disclosure and Invention Assignment Agreement that you previously executed for the benefit of the Company, which agreement also remains in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, the Company agrees to affirmatively waive any noncompetition obligations you owe to the Company as a result of the Non-Disclosure and Invention Assignment Agreement or otherwise.
YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO DIANE ADAMS AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE SENT VIA EMAIL OR REGISTERED MAIL TO DIANE ADAMS AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date set forth below:
Sprinklr, Inc.

By: /s/ Diane K. Adams                     /s/ Paul Ohls
Diane K. Adams                      Paul Ohls
Chief Culture and Talent Officer
Date: February 16, 2024                    Date: February 29, 2024

Exhibit A
SEPARATION DATE RELEASE
(To be signed and returned on or after March 16, 2024, and before March 22, 2024. Note that your 21-day period for consideration of this Separation Date Release commences upon the date which you receive the Agreement)
In consideration for the benefits to be provided to you by Sprinklr, Inc. (“Sprinklr” or the “Company”) pursuant to the terms of the separation and release agreement between you and the Company to which this Exhibit A is attached (the “Agreement”), you agree to the terms below. You understand this Separation Date Release (the “Release”) will be effective on the eighth day following the date you sign (the “Release Effective Date”).
In exchange for the consideration to which you are not otherwise entitled, as defined in and to be provided to you by the Company under the terms of the Agreement, you hereby generally and completely release the Company and any affiliate or subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you signs this Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims available to you at law or equity, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), and any other claims arising under the laws of any jurisdiction in which you have provided services to the Company.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (the “ADEA”), and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have had twenty-one (21) days since your receipt of this Exhibit A to consider this Exhibit A; (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

You are not releasing the following (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Release. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Release.
YOU UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS RELEASE. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.
You further agree not to disparage Sprinklr’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Release is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions any governmental law or regulation or otherwise as expressly allowed under this Release.
You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant any statutory leave act, the Company’s policies, applicable law, or otherwise, and you have not suffered any on-the-job injury or illness. You represent that You have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against Sprinklr or any of the Released Parties.

By:______________________________
Paul Ohls

Date:____________________________